Exhibit 10.6

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of this 31st day of March 2022 (the “Effective Date”), by and among (i) ABI Energy Ltd., a company incorporated under the laws of the State of Israel, registration number 515671428, having its principal place of business at 31 Hamelach St., Netanya 4226246, Israel (the “Company”); and (ii) the investors listed in Exhibit A attached hereto (each an “Investor”, and together, the “Investors”). Each of the Company and the Investor may also be referred to herein, individually, as a “Party”, and collectively, as the “Parties”.

R E C I T A L S

WHEREAS, the Investors desire to invest in the Company, pursuant to the terms and conditions more fully set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to raise up to US$ 1,400,000, as follows (i) US$ 1,000,000 equity investment by the Investors to the Company against the issuance to the Investors of the Company's ordinary shares, par value NIS 0.01 (the “Ordinary Shares”), reflecting a Company pre-money valuation of US$6,000,000, and (ii) US$400,000 share consideration by issuance by Medigus Ltd., an Israeli company with registration number 512866971 (“Medigus”) of 333,611 shares of Medigus to the Company, against the issuance to Medigus of Ordinary Shares at a price per share of US$ 99.6016 all as further detailed below;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	TRANSACTIONS.

1.1. Initial Closing Cash Consideration - Purchase and Sale of ABI Energy Shares. Subject to the terms and conditions hereof, the Investors agree to purchase, and the Company agrees to issue to the Investors, at the Initial Closing (as defined below), an aggregate number of 7,078 Ordinary Shares of the Company (the “Purchased Shares”), as set forth opposite each of their names in Exhibit A attached hereto, in consideration for an aggregate investment amount of US$ 705,000 (the “Investment Amount”), reflecting 8.33% of the Company’s share capital, calculated on Fully Diluted Basis (as defined below) immediately following the Initial Closing (provided that such calculation includes the reservation of the Company’s Ordinary Shares for future grants of options to employees, officers, directors, and/or service providers under the Company future Share Incentive Plan to be adopted by the Company’s Board of Directors (the “ESOP”), in an amount equal to 15% of the share capital of the Company, on a Fully Diluted Basis, following the Initial Closing), as set forth in the Cap Table (as defined below).

1.2. Initial Closing Shares Consideration – Sale and Issuance of Medigus Shares. Subject to the terms and conditions hereof, Medigus agrees to sell and issue, and the Company agrees to purchase, at the Initial Closing (as defined below), such aggregate number of ordinary shares of Medigus calculated by dividing US$ 400,000 by the market price of an ordinary share of Medigus at the end of the last trading day on the NASDAQ prior to the Initial Closing plus a 10% premium on such market price (the “Medigus Shares Consideration”), in consideration for an aggregate number of 4,016 Ordinary Shares of the Company that the Company shall issue to Medigus at the Initial Closing (the “Purchased Shares Consideration”), calculated on the basis of a price per share equal to US$ 99.6016 (the “PPS”).

An example – if the market price of an ordinary share of Medigus at the end of the last trading day on the NASDAQ prior to the Initial Closing is US$ 2, with a 10% premium it will be US$ 2.2, and then (i) Company will receive 181,818 ordinary shares of Medigus (400,000 divided by 2.2), and (ii) Company will issue to Medigus 4,016 Ordinary Shares (400,000 divided by the PPS).

In this Agreement, the term “Fully Diluted Basis” used throughout this Agreement means all of the issued and outstanding share capital of the Company (on an as converted basis), with (i) all convertible notes, loans or other securities, existing as of the Effective Date, ultimately convertible into or exchangeable for shares being deemed so converted or exchanged, and (ii) all outstanding or promised options and warrants existing as of the Effective Date (whether allocated or unallocated and whether vested or unvested) and other rights to acquire, or to subscribe for, shares of the Company being deemed exercised); excluding such promised options and/or warrants provided by the Company to the Company’s employees and advisors as set forth in Section 3.5.2 of the Disclosure Schedules.

1.3. Rights and Privileges of the Investors Shares. The rights attached to the Ordinary Shares issued as provided in Section 1.1 and 1.2 shall include all of the rights attached to, or conferred upon, the other Ordinary Shares in the Company by applicable and law, and as set forth in the Company’s Articles of Association then in effect (the “Amended Articles”), including the anti-dilution protection set forth in Section 1.5 below.

1.4. Anti- Dilution Protection. In the event the Company, during a period of 24 months from the later of the Initial Closing or the Deferred Closing (if occurs), issues New Securities (as defined in the Amended Articles) on one or more occasions, without consideration or for a consideration per share less than the PPS (subject to any share split, combination or similar changes) (the “Reduced PPS”), then – on each such issuance of New Securities the Company shall issue to each Investor additional Ordinary Shares, at no cost to the Investor, in such number equal to the difference between (i) the number of Investor’s Shares which would be held by the Investor if it had made the investment under the Reduced PPS (i.e., the applicable investment amount divided by the Reduced PPS); and (ii) the number of Investor’s Shares issued to such Investor for its investment under this Agreement (based on the PPS) (the “Anti-Dilution”). The Anti-Dilution protection set forth herein shall only expire immediately prior to the earlier of (a) the closing of an IPO, and (b) the lapse of 24 months following the date of the later of the Initial Closing or the Deferred Closing (if occurs).

2.	CLOSING

2.1. Initial Closing. On the basis of the representations, warranties and covenants contained herein, and subject to the terms and conditions hereof, the issuance of the Purchased Shares, and the purchase thereof by the Investors against payment of the Investment Amount; and the issuance of the Purchased Shares Consideration, and the purchase thereof by Medigus for the Medigus Shares Consideration, shall take place at the closing to be held remotely by exchange of documents and signatures (the “Initial Closing”), concurrently with the execution of this Agreement or at such other time and place as the Company and the Investors shall mutually agree in writing (the “Initial Closing Date”).

2.2. Transactions at the Initial Closing. At the Initial Closing Date, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1. The Company shall deliver to the Investors the following documents or cause the following actions to be completed:

2.2.1.1. A true and correct copy of the written consent of the Company’s Board, in the form attached hereto as Exhibit 2.2.1.1 approving, inter alia: (i) the entering into, execution, delivery and performance of this Agreement, including any exhibits, schedules and ancillary documents hereto and approving all the transactions contemplated herein, therein and thereby; (ii) the issuance of the Purchased Shares to the Investors against payment of the Investment Amount; and (iii) the issuance of the Purchased Shares Consideration to Medigus for the Medigus Shares Consideration.

2.2.1.2. A true and correct copy of the minutes of the general meeting of the shareholders of the Company, approving (i) the entering into, execution, delivery and performance of this Agreement, including any exhibits, schedules and ancillary documents hereto and approving all the transactions contemplated herein, therein and thereby; (ii) the adoption of the Amended and Restated Articles of Association of the Company (the “Amended Articles”), in the form attached hereto as Exhibit 2.2.1.2; (iii) the issuance of the Purchased Shares; and (iv) the issuance of the Purchased Shares Consideration.

2.2.1.3. A certificate signed by the Chief Executive Officer of the Company stating that the conditions specified in Section 5 of this Agreement have been fulfilled, in the form attached hereto as Exhibit 2.2.1.3;

2.2.1.4. Reserved;

2.2.1.5. A copy of a duly completed and executed indemnification agreements with the members of the Board including the director(s) appointed by the Investors (the “Indemnification Agreement”), in the form attached hereto as Exhibit 2.2.16.

2.2.1.6. A copy of the employment agreements between the Company and each of (i) Yair Volovitz (CEO), and (ii) Yuval Tovias (CFO), in the forms attached hereto as Exhibit 2.2.1.6(i) and Exhibit 2.2.1.6(ii).

2.2.1.7. Information Rights Letter issued to Medigus, dated as of the Initial Closing Date, duly executed by the Company, in the form attached hereto as Exhibit 2.2.1.7.

2.2.2. The Investors shall deliver to the Company the following documents or cause the following actions to be completed:

2.2.2.1. The Indemnification Agreements with the director(s) appointed by the Investors, duly executed by such directors;

2.2.2.2. Any identification documents reasonably required for the purpose of making the filings required with the Israeli Registrar of Companies.

2.2.2.3. Each Investor shall cause the transfer of its respective portion of the Investment Amount to the Company, by wire transfer. The wire transfer will be made in US Dollars to the bank accounts designated in writing by the Company.

2.2.2.4. Resolution of Medigus' Board of Directors approving the issuance of the Medigus Shares Consideration to the Company.

2.2.2.5. Reserved.

2.2.3. Upon receipt of the Investment Amount, the Company shall provide the Investors with true and correct copies of the Company’s shareholders register evidencing the issuance of the Purchased Shares and the Purchased Shares Consideration, certified by the Company’s Chief Executive Officer, in the form attached hereto as Exhibit 2.2.2.

2.2.4. Following the Initial Closing and promptly thereafter, the Company shall file the relevant notices and reports to the Israeli Companies Registrar with regard to the: (i) adoption of the Amended Articles; and (ii) the issuance of the Purchased Shares and the Purchased Shares Consideration (subject to timely receiving of all the needed information and materials from the Investors, to the extent and in the scope such information is required for such filing).

2.3. Deferred Closing(s). During a period of up to ninety (90) days following the Initial Closing Date (the “Deferred Closing Period”), the Company may sell and issue, on the same terms and conditions as those contained in this Agreement, at one or more closings (each a “Deferred Closing”), up to additional 2,962 Ordinary Shares (subject to appropriate adjustments in the event of any dividend, shares split, combination or similar recapitalization affecting such shares, the “Deferred Shares”). For the avoidance of doubt, the consideration per each Deferred Share shall equal to the PPS (and total aggregate consideration for the total Deferred Shares shall be up to US$ 295,000). The Deferred Shares shall be issued to one or more investors (the “Deferred Investor(s)”). As a condition to the issuance of such Deferred Shares, each Deferred Investor shall become a party to this Agreement by executing and delivering a Joinder Agreement or a counterpart signature page to this Agreement and an IMOE Undertaking. Exhibit A to this Agreement shall automatically be deemed to be updated to reflect the number of Deferred Shares purchased at each such Deferred Closing and the Deferred Investors. Thereafter, for all purposes under all Transaction Documents, each Deferred Investor shall be deemed to be an “Investor”, the “Deferred Shares” shall be deemed to be “Purchased Shares” and the additional purchase price for the Deferred Shares shall be deemed to be part of the “Investment Amount”. At each Deferred Closing, against payment by each Deferred Investor, severally and not jointly, of its respective purchase price with respect to each Deferred Share purchased by it, the Company shall register the Deferred Shares in the Company’s Shareholders Register and file all required notices with the Israeli Registrar of Companies.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Investors that, except as expressly set forth on the Disclosure Schedule delivered to the Company on the date hereof (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and as of the Initial Closing (as if made on the Initial Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the information set forth in any one in any section or subsection of the Disclosure Schedule shall only apply to and qualify the representation and warranty set forth in this Agreement to which it expressly corresponds

3.1. Organization. The Company is a corporation duly incorporated, validly existing under the laws of the State of Israel, is not a “breaching company” (within the meaning of Section 362.A of the Israeli Companies Law) (other than as set forth in are attached hereto as Schedule 3.1(b) of the Disclosure Schedule), and has full corporate power and authority to enter into and perform its obligations under this Agreement and own, lease and operate its properties and assets and to conduct its business as now being conducted. The articles of association of the Company as in effect prior to the Initial Closing are attached hereto as Schedule 3.1(b) of the Disclosure Schedule (the “Current Articles”) and the Amended Articles shall be filed with the Israeli Companies Registrar immediately following the Initial Closing.

3.2. Authorization; Approvals. The Company has the full power and authority to execute, deliver and perform this Agreement and the other instruments contemplated hereby or which are ancillary hereto (collectively, the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby. The Transaction Documents, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligation of the Company, legally enforceable against the Company, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All corporate action on the part of the Company, its shareholders, officers and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under the Transaction Documents, and for the authorization, issuance and sale of the Purchased Shares and/or the Purchased Shares Consideration, has or will be taken prior to the Initial Closing. The Purchased Shares and the Purchased Shares Consideration, when issued in accordance with the provisions hereof, shall be duly authorized, validly issued, fully paid, and non-assessable and issued in full compliance with the requirements of any applicable law, including, without limitation, any applicable securities Law.

3.3. Compliance with Other Instruments. Other than as set forth in Schedule 3.3 of the Disclosure Schedule, the Company is not in violation of or default under and is in compliance in all material respects with (i) any provision of its Current Articles, or other formative, organizational or governing documents of the Company, or agreements with its holders of participating units (if applicable), (ii) any instrument judgment, order, writ, injunction, ruling or decree of any court or any governmental department, commission, bureau or agency, domestic or foreign, to which the Company is subject, (iii) any note, indenture or mortgage to which it is a party or by which it is bound, or (iv) any material agreement, contract, lease, purchase order or other instrument, document or agreement to which it is a party or by which it is bound, or (v) any provision of any applicable law, statute, rule or regulation.

3.4. No Breach. The execution, delivery and performance of the Transaction Documents, the consummation of any of the transactions contemplated by any of the Transaction Documents and/or the compliance by the Company with the terms and provisions hereof or thereof, will not (A) result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under: (i) any provision of the Current Articles or other governing instruments of the Company, (ii) any judgment, order, writ, injunction, ruling or decree, in each case, of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Company is subject, (iii) any note, indenture or mortgage to which it is a party or by which it is bound, (iv) any agreement, contract, lease, ruling or other instrument to which it is a party or by which it or any of its assets is bound, or (v) any applicable Law, (B) result in the creation of any security interest upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit applicable to the Company; (C) give to any person any rights, including rights of termination, cancellation or acceleration, or result in any payment becoming due by the Company, or result in or increase any other obligations of or restrictions on the Company; (D) raise, create or increase any tax liability or similar charges to the Company, or may give rise to the revocation, cancellation, repayment or modification of any tax benefits or other grants received by the Company; or (E) otherwise require the consent or approval of any authority or other person, which has not heretofore been obtained or made or will be obtained or made prior to the Initial Closing, except the filing of the Amended Articles and the other required notices specified in Section 2.2, with the Israeli Registrar of Companies, each of which shall be made as soon as practicable following the Closing.

3.5. Ownership of Shares.

3.5.1. Capitalization. The capitalization table attached hereto as Schedule 3.5.1 represents a capitalization of the Company on Fully Diluted Basis (the “Cap Table”), sets forth the complete and accurate number and class of shares held by each shareholder of the Company, and the complete and accurate total number of securities reserved, promised and granted options, warrants, and all other rights, promises or undertakings to subscribe for, purchase or acquire from the Company any capital of the Company immediately prior to and following the Initial Closing on a Fully-Diluted Basis. The Purchased Shares and the Purchased Shares Consideration, when issued and allotted and paid for in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid-up, non-assessable and free and clear of all liens, pledges, mortgage, security interests, claims, charges, encumbrances, restrictions, preemptive rights, right of first refusal, defect in title, impediment of title, impairment of title, imperfection of title restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership or a security or other adverse claim of any kind in respect of such property or asset), options to purchase, proxies, voting trust and other voting agreements, calls or commitments of any kind or other rights of third parties of any kind, (the “Encumbrances”), and (ii) will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles; and duly registered in the name of the Investor in the Company’s shareholders register.

3.5.2. As of the date hereof, other than as set forth in Schedule 3.5.2 of the Disclosure Schedule: (i) there are no other purchase rights, subscription rights, preemptive rights, rights of first refusal, convertible securities or rights, anti-dilution rights, exchange rights, outstanding warrants, options or other rights to subscribe for, or to purchase or acquire from the Company, any share capital of the Company; (ii) none of the issued and outstanding share capital of the Company is subject to any outstanding or conditioned repurchase obligation and no security issued by the Company is redeemable by its terms, and (iii) there are no agreements, contracts, understandings, or binding commitments, orally or in writing, providing for the issuance or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated or has a contingent obligation to issue, sell or otherwise cause to become outstanding any of its securities. There are no outstanding or authorized stock appreciation, phantom shares, restricted stock units, profit participation or other similar rights with respect to the Company. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its share capital. The issuance of the Purchased Shares hereunder will not trigger any anti-dilution or pre-emptive rights which have not been waived.

3.6. Subsidiary. The Company does not own any of the issued and outstanding share capital of any other company or rights thereto, and is not a participant in any partnership, joint venture or other business association.

3.7. Directors, Officers. Schedule 3.7 of the Disclosure Schedule contains a list of all directors and officers of the Company. Except as set forth in the Amended Articles, the Company does not have any agreement, obligation or commitment with respect to the election of any individual or individuals to the Board. Except as set forth in Schedule 3.7.1 of the Disclosure Schedule, and to the Company’s knowledge, there is no voting agreement or other arrangement among any of the Company’s shareholders.

3.8. Ownership of Assets. The Company has good and marketable title to all of its assets. Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Company’s assets are not subject to any secured promissory note, mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, and are sufficient for the conduct of the Company’s business as now conducted.

3.9. Permits. The Company has all governmental permits, licenses, and any similar authority necessary or required under any law, regulation, rule or ordinance, for the conduct of its business as now being conducted (the “Regulatory Approvals”), and the Company is not in default under any of the same. The Company is not aware of any threat or the intent of any third party to revoke or refuse to renew any Regulatory Approval.

3.10. Intellectual Property.

3.10.1. For the purposes hereof, “Intellectual Property Rights” means any and all statutory and common law rights, in any country in the world, in any of the following: (i) patents and patent applications and equivalent rights in inventions (including all divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations and extensions, and all foreign counterparts related to any of the foregoing), (ii) trademarks, service marks logos and trade names, including all registrations and applications for registrations thereof, (iii) copyrightable subject matter, software and databases, and all registrations thereof and applications therefor, (iv) trade secrets and confidential, technical and business information, and (v) URLs and Internet domain names, including registrations thereof and applications therefor; “Technology” means any technology, inventions (whether patentable or not), proprietary information, know how, technical data, computer software (including any source code, object code, firmware, development tools, files, records and data), user interfaces, content, graphics and other copyrightable works, designs, proprietary processes, algorithms, specifications, websites, URLs and Internet domain names, databases, customer lists and vendor lists, and any tangible embodiments of the foregoing; “Company Intellectual Property” means all Intellectual Property Rights and Technology that are owned by the Company.

3.10.2. Schedule 3.10.2 of the Disclosure Schedule contains a complete and accurate list and description (showing in each case the inventor(s), the owner(s), registration and expiration date, registration or application number, of all the Company Intellectual Property which is registered or pending registration, including, but not limited to, patents, copyrights, trademarks, domain names and designs and applications therefor (collectively, the "Registered Intellectual Property"). All such Company Registered Intellectual Property is valid, in full force and effect and has not expired or been cancelled, abandoned or otherwise terminated. All necessary registration, maintenance and renewal fees in connection with any and all the Registered Intellectual Property have been duly paid and all necessary documents and filing in connection with such Registered Intellectual Property have been duly filed on time with the relevant patent, copyright, trademark or other authorities in any applicable jurisdiction for the purposes of maintaining such Registered Intellectual Property as of the date hereof. All patents and other Registered Intellectual Property of the Company and all patent applications and other Registered Intellectual Property application it has submitted (if any) which are currently pending have not been rejected as of the date hereof, and, to the Company’s knowledge, there is no claim which renders the inventions of the Company referred to in the forgoing and its related documentation (if any) invalid in any manner.

3.10.3. Other than as set forth in Schedule 3.10.3 of the Disclosure Schedule, the Company owns as a sole owner, free and clear of any Encumbrances, or has all legal rights to use the Company Intellectual Property.

3.10.4. The Company Intellectual Property is sufficient for the Company to carry out its business and commercial activity as on the effective date hereof.

3.10.5. The Company is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Right or Technology, with respect to the use thereof or in connection with the conduct of its business as now conducted or as planned to be conducted, except as set forth in Schedule 3.10.5. of the Disclosure Schedule.

3.10.6. Other than as set forth in Schedule  3.10.6(a) of the Disclosure Schedule, each past and present employee, officer and consultant of the Company, and any other persons, in each case, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any products or Technology for the Company, or who has access to information about such products or Technology or other confidential or proprietary information of the Company, has executed and delivered to the Company a written proprietary information and invention assignment agreement, substantially in the applicable form made available to the Investors or their counsel, effective and enforceable in the jurisdiction in which such employee, officer or consultant resides, that irrevocably assigns to the Company all Intellectual Property Rights associated with any such products or Technology and that appropriately protects the confidentiality of such information. To the Company’s knowledge, no current or former employees, officers or consultants are in violation of their respective proprietary information and invention assignment agreement. Other than as set forth in Schedule 3.10.6(b) of the Disclosure Schedule, no current or former employee, officer or consultant owns or claims to have any rights in any Company Intellectual Property. Other than as set forth in Schedule 3.10.6(c) of the Disclosure Schedule, the Company does not owe any compensation to any current or former employee, officer or consultant in connection with any Company Intellectual Property, including with respect to any patent that is based on an invention of any such employee, officer or consultant, and all such persons have executed irrevocable waivers with respect to the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law 1967 (and any other equivalent statute, if applicable). Other than as set forth in Schedule 3.10.6(d) of the Disclosure Schedule, it will not be necessary to utilize any inventions of any of the Company’s employees, officers or consultants (or people it currently intends to hire or engage with) made prior to or outside the scope of their employment by or engagement with the Company, which have not been assigned to the Company.

3.10.7. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of Company Intellectual Property and to protect the status of and its rights in all of its trade secrets, which measures are reasonable and customary in the industry in which the Company operates. The Company is in compliance in all material respects with any contractual obligations to protect the trade secrets or confidential or proprietary information of third parties.

3.10.8. The Company has not received any communications, and there is no pending action, alleging that the Company has infringed, misappropriated or violated, or by conducting its business as currently conducted, or any product made available by the Company, may infringe, misappropriate or violate, any Intellectual Property Rights of any other person or entity, nor does the Company currently have knowledge of any basis for any such allegation. The Company has not asserted or threatened any action against any third party with respect to infringement, misappropriation or other violation of any Intellectual Property Rights of the Company and the Company is not aware of any such infringement, misappropriation or other violation.

3.10.9. The Company uses commercially reasonable measures and has implemented commercially reasonable measures to safeguard and detect the presence and prevent the inclusion of viruses, worms, Trojan horses and other infections or intentionally harmful routines in Company products, which measures are reasonable and customary in the industry in which the Company operates.

3.10.10. “knowledge”, including the phrase “to the Company’s knowledge” (or similar phrases), when used in this Section 3.10 (Intellectual Property) shall mean with respect to any fact, circumstance, event or other matter in question the actual knowledge of such fact, circumstance, event or other matter by the Company or any member of its management or board.

3.11. Employees.

3.11.1. True, correct and complete copies of all employment or consulting contracts, deferred compensation agreements, bonus, incentive, profit-sharing, deferred compensation, pension or severance plans, and other like benefits (whether on retirement, death or termination or during periods of sickness or disability), currently in force and effect for the benefit of any current or former officer, director, employee or consultant of the Company (or for the benefit of the dependents of any such person), as well as a description of any policy, practice, or custom currently in force and effect, have been made available to the Investors. There is no and has never been any labor dispute, strike or work stoppage against the Company, nor there were any threats in this regard. There are no activities or proceedings of any labor union or activities to organize the employees of the Company. All independent contractors and former independent contractors are and were rightly classified as independent contractors and, to the Company’s knowledge, would not reasonably be expected to be re-classified by the courts or any other authority as employees of the Company.

3.11.2. None of the execution or delivery of this Agreement or any of the Transaction Documents, the performance of obligations hereunder and/or the consummation of the transaction hereunder will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) other than as set forth in Schedule 3.11.2 of the Disclosure Schedule, result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus, finder’s fee or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, or contractor, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director or contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any person.

3.12. Financial Statements. The Company has made available to the Investors its audited financial statements as for the fiscal year ended on December 31,2019 (the “Financial Statements”). The Financial Statements are true and correct in all material respects. The Financial Statements are in accordance with the books and records of the Company, have been prepared in accordance with generally acceptable accounting principles (“GAAP”) consistently applied, and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has no liabilities, debts or obligations, accrued or fixed, absolute or contingent, matured or un-matured or determined or undeterminable or otherwise which are not reflected in the Financial Statements and any notes attached thereto, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2019, which, individually, and in the aggregate, do not exceed US$100,000; and (ii) such liabilities and obligations set forth in Schedule 3.12 of the Disclosure Schedule. Other than as set forth in Schedule 3.12 of the Disclosure Schedule, the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any other Person, and no other Person has given any guarantee of, or security for, any obligation of the Company. All short-term debt of the Company is debt incurred in the ordinary course of business.

3.13. Changes. Except as set forth in Schedule 3.13 of the Disclosure Schedule, since the date of the Financial Statements, there has not been: (i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except for changes in the ordinary course of business, and such changes in the ordinary course of business did not caused, in the aggregate, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operation or property of the Company (the “Material Adverse Effect”), (ii) any waiver or compromise by the Company of a valuable right or of a debt owed to it; (iii) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not be material to the assets, properties, conditions (financial or otherwise), operating results or business of the Company, as currently conducted; (iv) receipt of any notice that there has been a loss of, or order cancellation by, any customer of the Company and/or any change or amendment to a material contract or material agreement by which the Company or any of its assets is bound or subject; (v) any change in any compensation arrangement or agreement with any employee, officer, director or holder of shares or any entering into a transaction with a director or holder of shares of the Company; (vi) any resignation or termination of employment of any officer or other key employee of the Company; (vii) any mortgage, pledge, transfer of a security interest in, or Encumbrance, created by the Company, with respect to any of its properties or assets; (viii) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their families, other than travel advances and other advances made in the ordinary course of its business; (ix) any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such share capital by the Company;(x) any sale, transfer or assignment of, or imposition of mortgage or pledge on the Company Intellectual Property (xi) any change in the accounting methods or accounting principles or practices employed by the Company; or (xii) any arrangement or commitment by the Company to do any of the things described in this Section.

3.14. Dividends. There are no authorized/ declared but unpaid/promised dividends or any distribution of any assets of any kind of the Company to any of its holders of shares.

3.15. Taxes. The Company has no permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable foreign Law) in any country other than Israel. The Company has not received any notice of any claim by a taxing authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by, or required to file any tax return in, that jurisdiction and there is no reasonable basis for any such taxing authority to assert such a claim against the Company. The Company is and has duly and timely registered for the purposes of any applicable tax in all jurisdiction to which it has a nexus or is otherwise obliged to do so by applicable Law. The Company has not made any tax elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that may have a material adverse effect on the Company. The Company is not currently liable for any tax (whether income tax, capital gains tax, tax withholding or otherwise) that became due and was not duly paid. The Company has timely filed or caused to be timely filed all tax returns which are required to be filed by it, and based on its accountants' advice, all such returns are true and correct in all material respects. The Company is currently not liable for any tax (whether income tax, capital gains tax, tax withholding or otherwise) other than in the ordinary course of business. The Company is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance affordable to it, or in relation to the status or charter of the Company under or for the purpose of any provision of any legislation relating to taxation. The Company has no knowledge of any audits or investigations by any taxing authority in progress with respect to the Company, and the Company has not received any notice from any taxing authority that it intends to conduct such an audit or investigation. The Company (i) has complied with all applicable legal requirements relating to the payment, reporting and withholding of taxes (including from payments to subcontractors) and the maintenance of required records with respect thereto; (ii) has, within the time and in the manner prescribed by applicable legal requirements, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable legal requirements, including without limitation income and employment taxes, national insurance deductions and all relevant income and employment tax withholding legal requirements; and has duly and timely paid the same to the appropriate taxing authorities; and (iii) has timely filed all withholding and VAT tax returns and reports, for all periods. Except as provided in the Financial Statements, the Company is not liable for any tax (whether income tax, capital gains tax, VAT tax or otherwise) that has become due.

3.16. Material Agreements. Schedule 3.16 of the Disclosure Schedule contains a true and complete list of all material contracts, agreements, instruments, transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound (each, a “Material Agreement”), true and correct copies of which have been made available to the Investors. All Material Agreements are in full force and effect, are valid and binding on the Company, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and, to the Company's knowledge, on the other party or parties thereto.

3.17. Compliance.

3.17.1. To the Company’s knowledge, the Company is in compliance in all material respects with all applicable laws. The Company has not received any written notice, order, complaint or other communication from any governmental entity that the is not in compliance with any applicable Law. To the Company’s knowledge, the Company is not under investigation with respect to, has been threatened in writing to be charged with, nor has been given notice of, any material violation of applicable law, including as a result of a recall or a manufacturer return of any of the Company products due to a product defect or any other safety issues.

3.18. Legal Proceedings. Other than as set forth in Schedule 3.18 of the Disclosure Schedule , to the Company’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company, or any of the Company’s properties or against any of its officers, directors, or employees (in their capacity as such), or that the Company has or currently intends to initiate.

3.19. Governmental Grants and Benefits. Other than as set forth in Schedule 3.19(a) of the Disclosure Schedule, the Company has not applied for and has not received, any grants, incentives, investments, loans, benefits (including tax benefits), subsidies or allowance and applications therefor from any governmental or regulatory authority or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company and no facilities or other resources of any of the foregoing was used in the development of any Intellectual Property. Other than as set forth in Schedule 3.19(b), the Company is in compliance with all terms, conditions, requirements and criteria of all grants and any applicable Law (including, without limitation, the Law for Encouragement of Capital Investments, 5719-1959, the Law for the Encouraged of Research and Development in the Industry 5744-1984, and the regulations, rules, guidelines and procedures promulgated thereunder (collectively, the “R&D Law”) in connection thereto, and has duly fulfilled all conditions, undertakings and other obligations relating thereto.

3.20. Brokers. No agent, broker, investment banker or other Person acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Company, on account of any action taken by the Company in connection with the transactions contemplated under this Agreement or the other Transaction Documents, except to the fees to be paid to L.I.A Pure Capital Ltd., as set forth in Schedule 3.20 of the Disclosure Schedules.

3.21. Related Party Transactions.

3.21.1. Other than as set forth in Schedule 3.21.1 of the Disclosure Schedule, none of the directors, officers, key employees or holders of shares of the Company or to the Company’s knowledge, any of their family members or affiliates (collectively “Interested Party(ies)”) was, nor presently is, a party to any transaction with the Company.

3.21.2. Other than as set forth in Schedule 3.21.2 of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any Interested Party. Other than as set forth in Schedule 3.21.2 of the Disclosure Schedule, none of the Interested Parties are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person which competes with the Company.

3.22. Disclosure. The Company has provided the Investor with all information that the Investor has requested and all information that the Company believes is reasonably necessary to enable the Investor to make its decision to enter into this Agreement. No representation or warranty contained in this Agreement (including the Exhibits and/or Schedules hereto), as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Investor at the Initial Closing in connection herewith by the Company, contains any untrue statement of a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor hereby represents and warrants to the Company with respect to itself only, as follows:

4.1. Organization. The Investor is duly organized and validly existing under the laws of its jurisdiction of organization.

4.2. Authorization; Enforceability. The Investor has full power and authority to enter into and perform its obligations under this Agreement and any Transaction Document. The Transaction Documents, when executed and delivered by or on behalf of the Investor, shall constitute a valid and legally binding obligation of the Investor, legally enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All corporate action on the part of the Investor, its shareholders, officers and directors necessary for the authorization, execution, delivery, and performance of all of the Investor’s obligations under the Transaction Documents, has or will be taken prior to the Initial Closing.

4.3. No Conflict. The execution, delivery and performance of this Agreement by the Investor do not, and will not conflict with or violate the Investor's incorporation documents.

4.4. Experience. The Investor is an experienced investor in securities of companies in development stage and acknowledges that it is able to fend for itself, can bear the economic risks of such investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Company The Investor is either an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or under comparable Israeli law. The Investor is purchasing the shares for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement to sell, transfer or grant participation rights to any person with respect to any of the Purchased Securities. The Investor has not been formed for the specific purpose of acquiring the Purchased Shares. The Investor is aware that the IPO may not go through.

4.5. Compliance with US Securities Laws. Each Investor is hereby making the representations and warranties set forth in the Regulation S Certificate in the form attached hereto as Schedule 4.5.

4.6. Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, operations, properties, prospects, technology, plans, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit, modify or qualify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investor to rely thereon. The Investor acknowledges that any projections provided (if any) by the Company are uncertain in nature, and that some or all of the assumptions underlying such projections may not materialize or will vary significantly from actual results.

4.7. Nothing in this Section  shall be deemed or construed so as to derogate from the representations and warranties of the Company and/or from the Company's liability with respect thereto and/or from any of the Investors' right and/or remedies.

4A. REPRESENTATIONS AND WARRANTIES OF MEDIGUS.

In addition, Medigus hereby represents and warrants to the Company as follows:

4A.1 Organization. Medigus is duly organized and validly existing under the laws of its jurisdiction of organization.

4A.2 Authorization; Enforceability. Medigus has full power and authority to enter into and perform its obligations under this Agreement and any Transaction Document. The Transaction Documents, when executed and delivered by or on behalf of Medigus, shall constitute a valid and legally binding obligation of Medigus, legally enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application affecting enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All corporate action on the part of Medigus, its shareholders, officers and directors necessary for the authorization, execution, delivery, and performance of all of the Investor’s obligations under the Transaction Documents, and for the authorization, issuance and sale of the Medigus Shares Consideration has or will be taken prior to the Initial Closing.

4A.3 Approvals. The Medigus Shares Consideration, when issued to the Company in accordance with the provisions hereof, shall be duly authorized, validly issued, fully paid, and non-assessable and issued in full compliance with the requirements of any applicable law, including, without limitation, any applicable securities Law, and subject to all of the limitations and restrictions referred to in Medigus' incorporation documents or any applicable law.

4A.4 No Conflict. The execution, delivery and performance of this Agreement by Medigus do not violate Medigus' incorporation documents.

5.	CONDITIONS FOR CLOSING BY THE PARTIES

The obligation of the Investors to purchase the Purchased Shares and the Purchased Shares Consideration and transfer the Investment Amount and issuance of the Shares Consideration to the Company, are subject to the fulfillment by the Company or the Investors, as the case may be, at or before the respective Closing, of the following conditions, any or all of which may be waived, in whole or in part, in writing, by the Investors or the Company, at their sole discretion (as applicable):

5.1. Representations and Warranties. The representations and warranties made by the Company and the Investors in this Agreement shall have been true and correct when made and true and correct as of the Initial Closing as if made on the Initial Closing Date, except that with respect to the Deferred Investors, the representations and warrants made by the Deferred Investors only shall be true and correct as if made on the date of each Deferred Closing.

5.2. Performance. All covenants, agreements and conditions contained in the Agreement to be performed or complied with by the respective party on or prior to the Initial Closing (or, with respect to the Deferred Investors, prior to the Deferred Closing), shall have been performed or complied with in all respects.

5.3. Delivery of Documents; Closing Actions. All of the documents to be delivered by the Company pursuant to Section 2, shall be in forms attached hereto or in a form and substance reasonably satisfactory to the Investors and their counsel, and shall have been delivered to the Investors. All other actions and transactions set forth in Section 2.2 shall have been completed on or prior to the Initial Closing (or, with respect to the Deferred Investors, on or prior to the Deferred Closing, as applicable).

6.	Affirmative Covenants.

6.1. Corporate Actions. The Company warrants to the Investors that promptly after the Initial Closing and pursuant to the requirements of applicable law, the Company shall fulfill all corporate actions necessary, but not required prior to the Initial Closing, in connection with the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement and all transactions contemplated herein, and for the authorization, issuance, of the Purchased Shares and the Purchased Shares Consideration, including, inter alia, the filing of all required notices with the Israeli Registrar of Companies and payment of all fees and taxes, if any.

6.2. IPO. The Company shall use its best efforts to effect an initial public offering of its securities on a stock exchange (the “IPO”) within 12 months following the date hereof, and shall procure the obtainment of all of the corporate approvals required under any applicable law. Without derogating from the foregoing, the Company shall not be under any obligation to effect the IPO, unless the Company’s board of directors resolve that the IPO is for the benefit of the Company, and explain the reasoning for such resolution.

6.3. Use of Proceeds. The Company shall use up to US$400,000 of the net proceeds from issuance and sale of the Purchased Shares to fund the Company’s expenses related to consummation of the IPO, as shall be set forth in the Company’s budget, approved by the Board. The Company will use the balance of the proceeds of the issuance and sale of the Purchased Shares for general working capital purposes.

6.4. Directors and Officers Insurance. Within ninety (90) days from the Initial Closing, the Company shall purchase a directors and officers liability insurance policy in an amount of at least US$2,000,000.

6.5. “Market Stand-Off” Agreement (Lock Up). Each Investor hereby agrees that in the event of any registration of the Company’s shares on any stock exchange, at the request of the underwriters or if required under applicable law and/or by any governmental authority, the Company may determine that the Purchased Shares may be subject to a lock-up period of up to 180 days, or such other period of time as may be recommended by the Company’s Board of Directors, during which time the Investor shall not be allowed to sell the Purchased Shares. The Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this section, or that are necessary to give further effect thereto, provided such agreements will not add financial undertakings of the Investor or diminish or cancel any right of the Investor except to the extent an as required for the aforementioned lock-up period.

6.6. IMOE Undertaking. Each Investor holding 5.00% (five percent) or more of the issued and outstanding share capital of the Company calculated immediately after the Closing (or Deferred Closing, as applicable) shall execute, at or following the Closing (or Deferred Closing, as applicable), an undertaking towards the Israeli Ministry of Energy, in the form attached hereto as Schedule 6.6 (the “IMOE Undertaking”).

7. Indemnification; Survival of Representations and Warranties; Limitation of Liability

7.1. The representations, warranties and covenants of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Initial Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors.

7.2. Other than with respect to fraudulent or willful misrepresentation or misconduct by the Company which shall not be limited in time, the representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Initial Closing and shall expire at the earlier of: (i) immediately prior to the consummation of an IPO (as such terms is defined under the Restated Articles), and (ii) 30 months after the Initial Closing except with respect to the representations and warranties under Sections 3.1 (Organization), 3.2 (Authorization; Approvals), 3.5 (Ownership of Shares), 3.10 (Intellectual Property), and 3.15 (Taxes) (the “Fundamental Representations”), which shall survive and remain in full force and effect after the Initial Closing until the expiration of the applicable statute of limitations, (the applicable survival period, including the aforesaid exception of fraud or willful misconduct or intentional misrepresentation, shall be referred to, as applicable, as the “Claims Period”).

7.3. Except for fraudulent or willful misrepresentation or misconduct, the Company shall not have any liability with respect to any breach of representation and warranty, unless a claim is made hereunder prior to the expiration of the applicable claims period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved. It is the intention of the parties hereto that the Claims Periods supersede any statute of limitations applicable to the representations and warranties, and this Section 7 constitutes a separate written legally binding agreement among the parties hereto in accordance with the provisions of Section 19 of the Israeli Limitation Law, 1958.

7.4. Notwithstanding the aforesaid: (i) no claim or claims for indemnification under this Section 7 shall be brought unless the aggregate amount of such claim(s) shall exceed US$25,000, provided that in case of a claim or claims in excess of the aforesaid threshold, the claim can be submitted for the entire amount (and shall be paid from the first US$); and (ii) in no event shall the Company be liable for incidental, punitive or consequential damages of any kind. The limitations set forth in sub-sections (i) through (iii) above shall not apply with respect to claims based on fraudulent or willful misrepresentation or misconduct or with respect to the Fundamental Representations.

7.5. The Company shall indemnify each Investor (including its shareholders, limited and general partners directors and officers) (each, an “Indemnitee”) against, and hold each Indemnitee harmless from all claims, actions, suits, settlements, damages, expenses, losses, or costs sustained or incurred by such Indemnitees (collectively, “Losses”) resulting from, or arising out of, a breach or misrepresentation of the Company’s representations, warranties or covenants made in this Agreement, subject to the limitations herein. Except for fraudulent or willful misrepresentation or misconduct by the Company which shall not be limited in amount, the Company’s liability shall be limited with respect to each Investor to the aggregate amount of the respective portion of the Investment Amount of such Investor at the Closing (and with respect to each Deferred Investor, the aggregate amount of the respective portion of the Investment Amount of such Deferred Investor at the Deferred Closing) and each Indemnitee shall be entitled to receive a pro rata share of the indemnifiable Loss, based on the respective portion of such Investor of the aggregate amount of the respective portion of the Investment Amount as of the Closing (and with respect to each Deferred Investor, the aggregate amount of the respective portion of the Investment Amount of such Deferred Investor at the Deferred Closing).

7.6. Claims Notice; Third Party Claims. In the event that an Indemnitee wishes to assert a claim for indemnification hereunder it shall give the Company a prompt written notice thereof (a “Claims Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based. In the event that such Claims Notice results from a third party claim against the Indemnitee, such Indemnitee shall promptly upon becoming aware of the commencement of proceedings by such third party provide the Company with the Claims Notice and the Company shall have the right to assume the defense thereof (at Company’s expense) with counsel mutually satisfactory to the parties; provided, however, that the Indemnitees shall have the right to retain their own counsel, at the reasonable expense of the Company, and within the indemnification limitations herein, if representation of all parties by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between the parties in such proceeding. Failure of the Indemnitees to give prompt notice or to keep it informed, as provided herein, shall not relieve the Company of any of its obligations hereunder, except to the extent that the Company is actually and materially prejudiced by such failure. The Company shall not be liable nor shall it be required to indemnify or hold harmless the Indemnitee in connection with any settlement effected without its consent in writing, which shall not be unreasonably withheld or delayed.

7.7. Except for fraudulent or willful misrepresentation or misconduct and except with respect to the Fundamental Representations, the remedies under Section 7.1 are the sole and exclusive remedies for any breach of any warranty or representation made by the Company hereunder. Notwithstanding this Section 7, in the event that as a result of a breach of any of the representations and warranties set forth in Section 3.5.1(Capitalization), the percentage holdings of an Investor in the Company shall be lower than the percentage it would have been entitled to pursuant to this Agreement had such breach not occurred (a “Dilution”), then such Investor shall automatically be issued new Purchased Shares, for no additional consideration beyond such Investor’s portion in the Investment Amount, in an aggregate number such that following the issuance thereof, such Investor’s percentage ownership in the Company shall be equal to its percentage ownership immediately prior to such Dilution.

8.	MISCELLANEOUS

8.1. Preamble; Exhibits. The preamble to this Agreement and all exhibits and schedules attached hereto form an integral part hereof.

8.2. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.3. Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. None of the rights, privileges or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by an Investor, without the prior written consent of the Company; except in accordance with the provisions of the Restated Articles.

8.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in the District of Tel Aviv and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6. Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours at the place of the recipient of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth above. All communications shall be sent to the respective parties at their address or contact details as set forth below, or to such address or contact details as subsequently modified by written notice given in accordance with this Section 8.6, or, in the case of the Investors, as used for purposes of sending shareholders’ notices by the Company.

If to the Company:	31 Hamelach St., Netanya 4226246, Israel Attention: Yair Volovitz, CEO Telephone: ________________ E-mail: ________________

with a mandatory copy to (which shall not constitute a notice):
Gross & Co. One Azrieli Center Round Building, Tel Aviv, Israel Attention: Sharon Kadosh, Adv. Telephone: ________________ E-mail: ________________
If to the Investors:	as set forth on Exhibit A

8.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Investors.

8.8. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.10. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties.

8.11. Waiver of Conflicts. Each party to this Agreement acknowledges that certain associates and partners in Gross & Co., Law firm (“Gross”), counsel for the Company, have in the past performed, are performing and may continue to perform legal services for the Company and/or the Investors, in matters related and unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) provides its informed consent to Gross representation of the Company and/or the Investor in such related and unrelated matters and to Gross representation of the Company and the Investor in connection with this Agreement and the transactions contemplated hereby.

8.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or as a PDF file and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the Effective Date.

COMPANY:

ABI Energy Ltd.

By:	/s/ Yuval Tovias	/s/ Amitay Weiss
Name:	Yuval Tovias	Amitay Weiss
Title:	CFO	Chairman of the Board

[Signature Page (1)- ABI Energy Ltd.- SPA]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the Effective Date.

INVESTORS:

Medigus Ltd.		L.I.A Pure Capital Ltd.

By:	/s/ Medigus Ltd.	By:	/s/ L.I.A Pure Capital Ltd.
Name:	Medigus Ltd.	Name:	L.I.A Pure Capital Ltd.
Title:		Title:

Capitalink Ltd.

/s/ Ariel Dor	By:	/s/ Capitalink Ltd.
Ariel Dor	Name:	Capitalink Ltd.
Title:

Buffalo Investments Ltd.

/s/ Eli Yoresh	By:	/s/ Buffalo Investments Ltd.
Eli Yoresh	Name:	Buffalo Investments Ltd.
Title:

/s/ Yair Bitton	/s/ Liron Carmel
Yair Bitton	Liron Carmel

/s/ Amitay Weiss	/s/ Yair Volovitz
Amitay Weiss	Yair Volovitz

Tamrid Ltd.

By:	/s/ Tamrid Ltd.	/s/ Dror Azmon
Name:	Tamrid Ltd.	Dror Azmon
Title:

[Signature Page (2)- ABI Energy Ltd.- SPA]

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